Exhibit 4.1

CERTIFICATE OF DESIGNATION

ESTABLISHING THE DESIGNATION, POWERS, PREFERENCES,

LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF

SERIES A PREFERRED STOCK OF

ALYNX, CO. (“CORPORATION”)

(a corporation under the laws of the State of Nevada)

The undersigned, being the duly authorized and acting President of the Corporation does hereby certify that:

The Board of Directors of the Corporation has duly adopted resolutions providing for the issuance of a series of Preferred Stock in accordance with the provisions of NRS 78.195. The resolutions adopted by the Board of Directors of the Corporation are as follows:

RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority conferred upon it by the Articles of Incorporation, as amended, does hereby create and provide for the issue of a series of the Preferred Stock, par value $0.001 per share, of the Corporation and does hereby fix and herein state the designation preferences and relative and other special rights of such series, the qualifications, limitations and restrictions thereof, as follows:

1.

Designation and Number of Shares. The series will be known as the “Series A Preferred Stock” (the “Series A Preferred Stock”), and will be a series consisting of Three Million Six Hundred Eighty-Four Thousand Forty and 00/100 (3,684,040) shares of the authorized but unissued preferred stock of the Corporation, having a par value of $0.001 per share. Such number of shares of Series A Preferred Stock may be increased or decreased by the Board of Directors of the Corporation from time to time, provided that the number of shares shall not be decreased below the number of shares then issued and outstanding, plus the number of shares of such series reserved for issuance upon exercise of outstanding rights, options or warrants or upon the conversion or exchange of outstanding securities issued by the Corporation, nor increased above the amount authorized in the Articles of Incorporation of the Corporation.

2.

Dividends.  The holders of the Series A Preferred Stock shall be entitled to participate with the holders of Common Stock pari passu in any dividends paid or set aside for payment so that holders of the Series A Preferred Stock shall receive with respect to each share of Series A Preferred Stock an amount equal to (x) the dividend payable with respect to each share of Common Stock multiplied by (y) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for such dividend.

3.

Liquidation Preference.

(a)

Preference.

(i)

In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the shareholders of the Corporation shall participate pari passu in the distribution of any of the assets or surplus funds of the Corporation in accordance with (a) the number of shares of Common Stock held by them or (b) the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted.

(ii)

All amounts per share set forth in this subparagraph 3(a) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends, or similar recapitalizations.

(b)

Noncash Distributions.  If any of the assets of the Corporation are to be distributed other than in cash under this paragraph 3 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred Stock or Common Stock.  The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series A Preferred Stock or Common Stock of the appraiser’s valuation.

(c)

Consolidation or Merger.  A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this paragraph 3 unless the holders of a majority of the Series A Preferred Stock, voting together as a single class, determine that such an event is not to be deemed a liquidation, dissolution, or winding up.  The provisions of this subparagraph 3(c) shall not apply to any consolidation or merger following which the holders of 51% or more of the capital stock of the resulting or surviving entity, based on voting power in the election of directors, are persons or entities who were shareholders of the Corporation immediately prior to such consolidation or merger.

4.

Voting Rights.  The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock.  The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon all other matters submitted to a vote of shareholders, except those matters required to be submitted to a class or series vote pursuant to paragraph 6 or by law.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

5.

Conversion.  The Series A Preferred Stock shall be convertible into Common Stock, as follows:

(a)

Conversion Rate.  Each share of Series A Preferred Stock shall initially be convertible, pursuant to paragraph 5(b), into 15.45710482 shares of Common Stock (the “Conversion Rate”).  The initial Conversion Rate of Series A Preferred Stock shall be subject to adjustment as hereinafter provided.

(b)

Automatic Conversion.  Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock at its then effective Conversion Rate immediately upon the taking of any corporate action creating a sufficient number of authorized but unissued shares of Common Stock to (i) effect the conversion of all outstanding shares of the Series A Preferred Stock and (ii) issue any shares of Common Stock issuable upon (x) the exercise of options to purchase or rights to subscribe for Common Stock, (y) the conversion of securities by their terms convertible or exchangeable for Common Stock, or (z) the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities (a “Qualified Restructuring”).

(c)

Mechanics of Conversion.  In the event of an automatic conversion pursuant to paragraph 5(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not any certificates representing such shares are surrendered to the Corporation; provided, however, if the Corporation has issued certificates evidencing shares of Series A Preferred Stock the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless such certificates evidencing shares of Series A Preferred Stock are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately after, and shall be contingent upon, the consummation of a Qualified Restructuring, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)

Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the amount of shares issued upon conversion of Series A Preferred Stock shall be rounded up or down to the nearest whole share.

(e)

Adjustment of Conversion Rate.  The Conversion Rate of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)

If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Rate shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be increased in proportion to such increase of issued and outstanding shares of Common Stock.

(ii)

If the number of shares of Common Stock issued and outstanding at any time after the date hereof is decreased by a combination of the issued and outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Rate shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

(iii)

In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in such case, the holders of shares of Series A Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series A Preferred Stock is then convertible.

(iv)

In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up, or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Series A Preferred Stock shall, if such event is not deemed a liquidation for purposes of subparagraph 3(a), after such reorganization, reclassification, consolidation, merger, sale, or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale, or other disposition he had converted his shares of Series A Preferred Stock into Common Stock.  The provisions of this subparagraph (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or other dispositions.

(f)

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Rate pursuant to this paragraph 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth:  (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect for the Series A Preferred Stock held, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

(g)

Notices.  Any notice required by the provisions of this paragraph 5 to be given to the holder of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his latest address appearing on the books of the Corporation.

6.

Protective Provisions.  In addition to any other rights provided by law, without first obtaining the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, the Corporation shall not amend or repeal any provision of, or add any provision to, this Certificate of Designation, if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of Alynx, Co. this 29th day of January 2008.

 /s/ Ken Edwards

Ken Edwards, President